Exhibit 4.28

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20 September 2002/13 December 2002;

amended 18 November 2004;

and further amended on 15 June 2006

RULES

OF

THE WOLSELEY PLC 2002

LONG TERM INCENTIVE SCHEME

(as applying to Awards made after 18 November 2004)

Approved by a resolution of the Remuneration Committee

on 20 September 2002

and by shareholders in the General Meeting

held on 13 December 2002

and amended by shareholders in the General Meeting

held on 18 November 2004

and amended by the Remuneration Committee on 15 June 2006

Signed by:
J W Whybrow - Chairman

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CONTENTS

Rule		Page
Number

1.	Interpretation	4

2.	Grant of Awards	6
2.1	Awards granted by Committee
2.2	Procedure for Grant of Awards and Date of Grant
2.3	Contents of Award Certificate
2.4	Duration of Scheme
2.5	Right to renounce Awards
2.6	Awards non-transferable

3.	Performance Condition	9
3.1	Imposition of Performance Condition
3.2	Nature of Performance Condition
3.3	Performance Condition can no longer be satisfied
3.4	Substitution, variation or waiver of Performance Condition
3.5	Notification of Chief Executive Officer

4.	Performance Periods	10
4.1	Duration of Performance Periods
4.2	Other special circumstances
4.3	Meaning of ceasing to be employed within Group

5.	Vesting of Awards	11
5.1	Vesting of Awards at end of Performance Period
5.2	Payment of Cash Amount on Vesting of Awards

6.	Takeover, Reconstruction or Amalgamation or Winding up of Company	12
6.1	General offer for Company
6.2	Reconstruction or amalgamation of Company
6.3	Winding up of Company
6.4	Meaning of “obtains Control of the Company”
6.6	Vesting of Awards on takeover, etc
6.6	Notification

7.	Lapse of Awards	13

8.	PAYE and National Insurance Contributions	14

9.	Relationship of Scheme to Contract of Employment	15

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Rule		Page
Number

10.	Administration of Scheme	15
10.1	Committee responsible for administration
10.2	Committee’s decision final and binding
10.3	Discretionary nature of Scheme
10.4	Provision of information
10.5	Cost of Scheme

11.	Amendment of Scheme	16
11.1	Power to amend Scheme
11.2	Rights of a Participant
11.3	Notification of Participants

12.	Notices	16
12.1	Notice by Company
12.2	Death of a Participant
12.3	Notice to Company

13.	Governing Law and Jurisdiction	17
13.1	Governing law
13.2	Jurisdiction
13.3	Jurisdiction agreement for benefit of Company only
13.4	Participant deemed to have agreed to submit to jurisdiction

Awards Certificate

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RULES OF THE WOLSELEY PLC 2002

LONG TERM INCENTIVE SCHEME

1	INTERPRETATION

	1.1	In this Scheme, unless the context otherwise requires, the following words and expressions have the following meanings:

Acting In Concert	the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Adoption Date	the date on which the Scheme is adopted by the Company in general meeting;

Award	a conditional right to receive Shares pursuant to the Scheme;

Award Certificate	the documents sent to the Participant in respect of the grant of an Award under rule 2.2;

Cash Amount	in relation to an Award which has Vested an amount which, in the opinion of the Committee, is equal to the market value, on the date of Vesting, of the shares which have Vested;

Committee	the remuneration committee or some other duly authorised committee of the board of directors of the Company consisting exclusively of non executive directors;

Company	Wolseley plc incorporated in England and Wales under company number 29846;

Comparator Group	the companies listed in the performance schedule appended to the Award Certificate;

Control	the meaning given to that word by section 840 of the Income and Corporation Taxes Act 1988;

Date of Grant	the date on which an Award is granted to a Participant determined in accordance with rule 2.2;

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Effective Date	the date on which the Committee determines the Performance Period shall commence;

Eligible Employee	an employee or executive director of the Company or of any member of the Group who devote the majority of their time on the Company’s business or that of members of the Group;

Financial Year	a financial year (as defined in section 223 of the Companies Act 1985) of the Company

Grantor	the person who grants an Award;

Group	the Company and its Subsidiaries from time to time and the expression “member of the Group” shall be construed accordingly;

Participant	an Eligible Employee who has received an Award which has not Vested, lapsed or been surrendered or forfeited;

Performance Condition	the performance condition imposed as a condition of the Vesting of an Award under rule 3.1;

Performance Percentage	with respect to an Award, the percentage derived from the performance schedule appended to the Award Certificate in respect of the Company’s TSR ranking in the Comparator Group for the Performance Period in respect of that Award (which may be set by the Committee at different levels for different Awards);

Performance Period	the period defined in rule 4;

Salary	with respect to an Award, the Participant’s base salary at the annual rate on the Date of Grant of that Award excluding any other benefits or amounts;

Scheme	the Wolseley plc 2002 Long-term Incentive Scheme in its present form or as amended from time to time;

Share	a fully paid ordinary share in the capital of the Company;

Subsidiary	the meaning given to that word in section 736 of the Companies Act 1985;

TSR ranking	the Company’s ranking within the Comparator Group by reference to growth in total shareholder return over the Performance Period calculated in accordance with the schedule to the Award Certificate; and

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Vest	the right to the Shares the subject of an Award becoming unconditional and “Vesting” shall be construed accordingly.

	1.2	In the Scheme, unless otherwise specified:

		1.2.1	the contents and rule headings are inserted for ease of reference only and do not affect their interpretation;

		1.2.2	a reference to a rule is a reference to a rule of the Scheme;

		1.2.3	a reference to writing includes any mode of reproducing words in a legible form and reduced to paper;

		1.2.4	the singular includes the plural and vice-versa and the masculine includes the feminine;

		1.2.5	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof; and

		1.2.6	the Interpretation Act 1978 applies to the Scheme in the same way as it applies to an enactment.

2	GRANT OF AWARDS

	2.1	Awards Granted by Grantor

The Grantor may, within 42 days following the date of the approval of the Scheme by the Company in general meeting and thereafter within the periods of 42 days following the date of approval of an amendment of the Scheme by the Company in general meeting, the announcement to the market of the final results and of the interim results of the Company for any financial year or other period for which the Company makes up its statutory accounts and at such other times that the Committee considers to be exceptional, grant Awards to such Eligible Employees under the Scheme on terms recommended by the Committee and in such manner as it shall determine in its absolute discretion.

	2.2	Procedure for Grant of Awards and Date of Grant

The Date of Grant of the Award shall be taken in these rules to be the date on which the Committee passes a resolution that it should be granted. As soon as reasonably practicable following that resolution, the Grantor shall execute a deed granting the Award, and send that deed, or a certificate in respect of the Award, to the Participant.

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2.3	Contents of Award Certificate

An Award Certificate shall state:

	2.3.1	the Date of Grant and the Effective Date;

	2.3.2	the maximum number of Shares which may be acquired under the Award;

	2.3.3	the date or dates on which the Award will ordinarily Vest, which shall not normally be earlier than three years after the Effective Date;

and shall state, or have attached to it in the form of a schedule, the Performance Condition applicable to the Award.

Subject thereto, an Award Certificate shall be in such form as the Committee may determine from time to time.

2.4	Duration of Scheme

An Award may not be granted:

	2.4.1	earlier than the Adoption Date; nor

	2.4.2	later than the tenth anniversary of the Adoption Date.

2.5	Right to Renounce Awards

A Participant may, by notice, in writing to the Company within thirty days after the Date of Grant renounce (in whole but not in part) his rights under the Award. In such a case, the Award shall to that extent be treated, for the purpose of the Scheme, as never having been granted. No consideration shall be due from the Grantor for any such renunciation.

2.6	Awards Non-transferable

An Award shall be personal to a Participant and shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

2.7	Notwithstanding any other provision of the Scheme, the grant of any Award under the Plan and the delivery of any Shares to participants shall be subject to the provisions of the Company’s Code of Dealing, the Model Code published by the United Kingdom Listing Authority (‘UKLA’) and to obtaining any approval or consent required under the provisions of The Listing Rules published by the UKLA, the city Code on Takeovers and Mergers or any other regulation or enactment.

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2A.	LIMITS

	2A.1	No Participant shall be granted Awards which would, at the time they are granted, cause the aggregate market value of Shares subject to any Awards granted to him in any Financial Year to exceed 200% of the salary of such person and for the purposes of this Rule 2A.1:

		2A1.1	a person’s salary shall be taken to be his base salary before tax (excluding benefits in kind and bonuses) expressed as an annual rate, payable by the Group to him at that time;

		2A1.2	the market value of Shares subject to an Award granted under the Plan shall be:

			i.	the price of shares of the same class as those shares is listed in the London Stock Exchange Daily Official list, the closing quotation of shares of that class on the dealing day immediately preceding the Date of Grant, provided that such dealing day shall not fall before the day on which the Company last announced its results for any period;

			ii.	if paragraph (i) does not apply, the market value (within the meaning of part VII of the Taxation of Chargeable Gains Act 1992) of shares of that class on the Date of Grant;

		2A1.3	any Award which shall have been released or renounced to any extent shall be treated to that extent as if it were still exercisable; and

		2A1.4	where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange as the Committee shall reasonably determine.

	2A.2	No Awards shall be granted in any Financial Year which would, at the time they are granted, cause the number of shares allocated in the period of 10 years ending on the expiry of that Financial Year under this Scheme or under any other employee share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

	2A.3	No Awards shall be granted in any Financial Year which would, at the time they are granted, cause the number of shares allocated in the period of 10 years ending on the expiry of that Financial Year under this Scheme or under any other executive share scheme adopted by the Company to exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue at that time.

	2A.4	For purposes of the limits set out in Rules 2A.2 and 2A.3 where in connection with an employees’ share scheme established by the Company, the Company grants an option to subscribe for (or buy from treasury) shares to the Trustees or any other employee trust established by the Company (or issues, or transfers from treasury, shares to such trust other than pursuant to the exercise of such an option), this shall be treated as the grant of an option to subscribe for shares under that scheme.

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	2A.5	Any Award granted under the Scheme shall be limited and take effect so that the above limits are complied with.

	2A.6	References in this Rule 2A to "allocated" shall mean, in relation to any Award, option or other right to acquire shares, the placing of unissued (or treasury) shares under option or such other right, and for awards where there is no grant of an option or right to acquire shares, the allotment and issue (or delivery from treasury) of shares to satisfy the award.

	2A.7	Where any Award over unissued (or treasury) shares is released or lapses without being exercised (or the Grantor makes arrangements for it to be satisfied by the transfer of existing shares, other than from treasury, the shares concerned will be ignored when calculating the limits in Rules 2A.2 and 2A.3.

3	PERFORMANCE CONDITION

	3.1	Imposition of Performance Condition

On the grant of an Award, the Grantor may impose such a Performance Condition as the Grantor determines to be appropriate.

	3.2	Nature of Performance Condition

The Performance Condition shall be:

		3.2.1	objective;

		3.2.2	such that, once satisfied, the Vesting of the Award is not subject to the discretion of any person; and

		3.2.3	set out in, or attached in the form of a schedule to, the Award Certificate.

	3.3	Performance Condition Can no Longer be satisfied

If the Committee determines that the Performance Condition has been satisfied neither in whole nor in part in relation to an Award and can no longer be satisfied either in whole or in part, the Award shall, to the extent that the Performance Condition cannot be so satisfied, lapse immediately.

	3.4	Substitution, Variation or Waiver of Performance Condition

If an event occurs which causes the Committee to consider that the Performance Condition subject to which an outstanding Award has been granted is no longer appropriate, the Committee may substitute, vary or waive the Performance Condition in such manner (and make such consequential amendments to the rules) as:

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		3.4.1	is reasonable in the circumstances; and

		3.4.2	produces a fairer measure of performance and is neither materially more nor less difficult to satisfy.

The outstanding Award shall then take effect subject to the Performance Condition as so substituted, varied or waived.

	3.5	Notification of Participants

The Committee shall, as soon as reasonably practicable, notify a Participant of any determination made under rule 3.1 or 3.3 or any substitution, variation or waiver of the Performance Condition and explain how it affects his position under the Scheme.

4.	PERFORMANCE PERIODS

	4.1	Duration of Performance Periods

Subject to rule 6, the Performance Period in respect of an Award shall commence on the Effective Date and end on the earliest of:

		4.1.1	the third anniversary of the Effective Date of that Award;

		4.1.2	the date on which the Participant dies;

		4.1.3	the date on which the Participant ceases to be employed within the Group by reason of:

			4.1.3.1	injury, ill health or disability;

			4.1.3.2	redundancy within the meaning of the Employment Rights Act 1996;

			4.1.3.3	the Participant being employed by a company which ceases to be a member of the Group; or

			4.1.3.4.	the Participant being employed in an undertaking or part of an undertaking which is transferred to a person who is not a member of the Group; and

		4.1.4	the date referred to in clauses 6.1, 6.2 or 6.3

	4.2	Rights of leavers

		4.2.1	If a Participant ceases to be employed by the Company or by any member of the Group as a result of any one or more of the reasons set out in sub- clauses 4.1.2 and 4.1.3, an Award which has not already Vested shall lapse unless the Committee determines otherwise, in which case it shall Vest to the extent that the Performance Condition in respect of the Award has been met at such date.

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		4.2.2	If a Participant ceases to be employed by the Company or by any member of the Group by reason of retirement (in respect of awards made on or before 30 September 2006) or by reason of retirement with the agreement of the company by which he is employed (in respect of awards made on or after 1 October 2006), an Award will not Vest or lapse on the date of retirement, but shall instead Vest on the earlier of the dates set out in subclauses 4.1.1 and 4.1.2 above to the extent that the Performance Condition in respect of an Award has been met at such date, as determined by the Committee.

		4.2.3	If a Participant ceases to be employed by the Company or by any other member of the Group for any other reason, an Award which has not already vested shall lapse.

		4.2.4	The Committee may, in cases falling within rules 4.2.1 and 4.2.2 above, reduce the number of Shares Vesting to reflect the proportion of time that has elapsed from the Date of Grant to the date of cessation of employment compared to the original three year Performance Period.

	4.3	Meaning of Ceasing to be Employed within Group

For the purpose of rules 4.1 and 4.2, a Participant shall not be treated as ceasing to be employed within the Group until he no longer holds any office or employment in the Company or any Subsidiary.

5	VESTING OF AWARDS

	5.1	Vesting of Awards at end of Performance Period

Subject to rules 4.2 and 6, an Award shall vest on the third anniversary of the Date of Grant to the extent that the Performance Percentage of the Shares subject to the Award as determined by the Committee, and within forty-five days of this date this number of Shares (rounded down to the nearest whole number) shall be delivered to the Participant (or a nominee of the Participant or to a Participant’s personal representatives in the event of his death), subject to Rule 8.

	5.2	All Shares allotted under the Scheme shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

	5.3	If Shares of the same class as those allotted under the Scheme are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any Shares so allotted to be admitted to that List.

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	5.4	Payment of Cash Amount on Vesting of Awards[1]

Where for any reason the Grantor considers that it is impractical to deliver Shares following Vesting of an Award, it may instead pay or procure the payout of the equivalent Cash Amount, subject to all necessary deductions.

6	TAKEOVER, RECONSTRUCTION, AMALGAMATION OR WINDING UP OF COMPANY

	6.1	General Offer for Company

Notwithstanding rules 4.1 to 4.2 inclusive but subject to clause 6.5, if a person obtains Control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company (other than any shares already held by him or a person Acting In Concert with him) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, the Performance Period in respect of any outstanding Awards shall come to an end on the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

	6.2	Reconstruction or Amalgamation of Company

Notwithstanding rules 4.1 to 4.2 inclusive but subject to clause 6.5, if a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985, the Performance Period in respect of any outstanding Awards shall come to an end on the date of the meeting of the members of the Company ordered by the court.

	6.3	Winding up of Company

Notwithstanding rules 4.1 to 4.2 inclusive but subject to clause 6.5, if notice is given of a resolution for the voluntary or the compulsory winding-up of the Company, the Performance Period in respect of any outstanding Awards shall come to an end on the date the notice is given.

	6.4	Meaning of “Obtains Control of the Company”

For the purpose of rule 6, a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

[1]	For certain jurisdictions (for example, Australia and Canada), it will be necessary to disapply this rule 5.4 in the grant documentation in order to comply with local securities law.

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	6.5	Vesting of Awards on takeover, etc

The Committee shall, in the circumstances set out in clauses 6.1, 6.2 and 6.3 above, assess the extent to which the Performance Condition applying to any extant Award at that date has been met and Awards will vest to the extent of the Performance Percentage of the Shares subject to the Award, and within forty-five days of this date this number of Shares (rounded down to the nearest whole number) shall be delivered to the Participant (or a nominee of the Participant or to a Participant’s personal representatives in the event of his death), subject to Rule 8.

	6.5	Notification to Participant

The Committee shall, as soon as reasonably practicable explain to Participants how the occurrence of any of the events referred to in rule 6 affect his position under the Scheme.

	6.6	If:

		a.	the events referred to in this Rule 6 are part of an arrangement (a "Reorganisation") which will mean that the Company will be under the Control of another company or the business of the Company is carried on by another company;

		b.	the persons who owned the shares in the Company immediately before the change of Control will immediately afterwards own more than 75% of the shares in that other company; and

		c.	notice of the offer of a replacement Award is given

then an Award shall not Vest as a result of that Reorganisation but shall be released and shall be replaced by a new Award of (in the Committee’s opinion) equivalent value over shares in the other company. Following such replacement of the Award the Scheme shall continue to apply to the new Awards mutatis mutandis to take account of this replacement in such fashion as the Committee shall reasonably determine.

	6A	Variation of Capital

In the event of any variation of the share capital of the Company (whenever effected), a demerger, payment of a special dividend or other event which, in the opinion of the Board would affect the market price of shares subject to outstanding Awards to a material extent, the Committee may make such adjustments as it considers appropriate to the number of Shares subject to an Award.

7	LAPSE OF AWARDS

An Award shall lapse on the earliest of:

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	7.1	the Committee determining that the Performance Condition has been satisfied neither in whole nor in part in relation to the Award and can no longer be satisfied either in whole or in part, in which case it will lapse to the extent that the Performance Condition cannot be satisfied;

	7.2	the date specified in rule 4.2.

	7.3	the date on which the Participant becomes bankrupt, enters into a compromise with his creditors generally or purports to transfer, charge or otherwise alienate the Award; and

	7.4	the date on which the Participant is dismissed for dishonesty or for gross misconduct at any time before the end of the Performance Period.

8	GENERAL MATTERS RELATING TO DELIVERY OF SHARES

	8.1	the Grantor considers that the delivery of the Shares would be lawful in all relevant jurisdictions; and

	8.2	in a case where a member of the Group or the Grantor are obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the Vesting of the Award and/or for any social security contributions (including national insurance contributions) that would be recoverable from the person in question in respect of the Award (which, unless the Committee determines otherwise on or prior to the Date of Grant, shall not include employer’s secondary Class I National insurance contributions or its equivalent) (together, the “Tax Liability”), the Participant has either:

		i.	made a payment to the relevant member of the Group or the Grantor of an amount sufficient to satisfy the Tax Liability; or

		ii.	entered into arrangements acceptable to that member of the Group or the Grantor to secure that such a payment is made (whether by authorising the sale of some or all of the Shares on his behalf and the payment to the relevant person of the relevant amount out of the proceeds of sale or otherwise).

and in this regard the Participant shall do all such things and execute such documents as the relevant member of the Group or the Grantor may reasonably require in connection with the satisfaction by the Participant of the Tax Liability, and for the purposes of this rule 8.2 only, a member of the Group shall include any former member of the Group; and

	8.3	if the Grantor so requires, the Participant will enter into a joint election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) with the relevant Group member by the fourteenth day following the transfer of Shares to the Participant pursuant to the Award.

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9	RELATIONSHIP OF SCHEME TO CONTRACT OF EMPLOYMENT

	9.1	Notwithstanding any other provision of the Scheme:

		9.1.1	the Scheme shall not form part of any contract of employment between the Company or any Subsidiary and a Participant;

		9.1.2	unless expressly so provided in his contract of employment, no Participant has any right to be granted an Award;

		9.1.3	the benefit to a Participant of participation in the Scheme (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

		9.1.4	nothing in the Scheme shall in any way be construed as imposing upon any member of the Group a contractual obligation as between the member of the Group and a Participant to contribute to the Scheme; and

		9.1.5	if a Participant ceases to be employed within the Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Scheme (including, in particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to be employed within the Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

	9.2	By accepting the grant of an Award and not renouncing it, a Participant is deemed to have agreed to the provisions of this rule 9.

10	ADMINISTRATION OF SCHEME

	10.1	Committee responsible for administration

The Committee shall be responsible for, and shall have the conduct of, the administration of the Scheme. The Committee may from time to time make, amend or rescind regulations for the administration of the Scheme provided that such regulations shall not be inconsistent with the rules of the Scheme.

	10.2	Committee’s decision final and binding

The decision of the Committee shall be final and binding in all matters relating to the administration of the Scheme, including but not limited to the resolution of any dispute concerning, ambiguity in, or any inconsistency of, the rules of the Scheme or any document used in connection with the Scheme.

	10.3	Discretionary nature of Scheme

All Awards shall be granted entirely at the discretion of the Grantor and the Committee.

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	10.4	Provision of information

Each Participant shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its reporting obligations to any revenue or other authority.

	10.5	Cost of Scheme

The cost of introducing and administering the Scheme shall be met by the Company and by other members of the Group who employ Participants.

	10.6	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

11	AMENDMENT OF SCHEME

	11.1	Power to amend Scheme

Subject to rule 11.2, the Committee may from time to time terminate or suspend the Scheme, amend the rules of the Scheme or any of the terms on which an Award has been made save that approval of the Company’s shareholders in general meeting will be required for any amendments related to the class of individuals eligible to participate in the Scheme, the number of Shares that may be issued under the Scheme, the individual limit on participation, the terms of Vesting of the Awards, the rights attaching to the Shares acquired under the Scheme or the adjustment of Awards which would benefit Participants (save for minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or the Company).

	11.2	Rights of Participants

An amendment to an Award, the Scheme or its termination or suspension may not, unless otherwise agreed, adversely affect the rights of Participants to Awards which have been granted.

	11.3	Notification to Participants

The Committee shall, as soon as reasonably practicable, notify the Participants of any suspension or termination of the Scheme or of any amendment to the rules of the Scheme under this rule 11 and explain how it affects his position under the Scheme.

12	NOTICES

	12.1	Notice by Company

Any notice, document or other communication given by, or on behalf of, the Company to any person in connection with the Scheme shall be deemed to have been duly given if delivered by hand or sent by email or fax to him at his place of work, if he is employed within the Group, or sent through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given 72 hours after posting or sending.

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	12.2	Death of a Participant

Any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that the Participant is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which notices, documents and other communications are to be sent.

	12.3	Notice to Company

Any notice, document or other communication given to the Company in connection with the Scheme shall be delivered by hand or sent by email, fax or post to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Participants but shall not in any event be duly given unless it is actually received at such address.

13.	GOVERNING LAW AND JURISDICTION

	13.1	Governing law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Scheme, any term of the Scheme and any Awards granted under them shall be governed by English law.

	13.2	Jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Scheme.

	13.3	Jurisdiction agreement for benefit of Company only

The jurisdiction agreement contained in this rule 13 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

	13.4	Participant deemed to have agreed to submit to jurisdiction

By accepting the grant of an Award and not renouncing it, Participants are deemed to have agreed to submit to such jurisdiction.

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THE WOLSELEY PLC 2002 LONG TERM INCENTIVE SCHEME

AWARD CERTIFICATE

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE

To:	[Participant]

Date of Grant:	[ ]

Effective Date:	[ ]

Dear Colleague

The Wolseley plc 2002 Long Term Incentive Scheme ("the Scheme")

Wolseley plc (“the Company”) has made a contingent award to you of Shares up to a maximum of [     ] Shares. The actual number will be calculated by reference to the Company’s performance (measured in terms of total shareholder return) compared with a peer group drawn from [                    ] in normal circumstances, over a three year performance period. Details are set out in the schedules to this Certificate.

The award was made on the terms of, and subject to, the rules of the Scheme. The rules are legally binding and are incorporated in the award. The definitions in the rules of the Scheme apply for all purposes of this Award Certificate and the schedules to this Certificate.

The award will vest only in accordance with the rules of the Scheme. In particular, the award will ordinarily vest only to the extent that the performance condition set out in the attached Schedule has been satisfied. Ordinarily, the award will not vest before the third anniversary of the Effective Date.

When the award vests, you may be subject to income tax and Social Security contributions. If either of these applies, you will have to account for these and it may be that some of the Shares will have to be sold to raise the necessary funds.

The award is personal to you and, other than in the event of your death, is not transferable and will lapse immediately should you purport to transfer, charge or otherwise alienate the award.

EXECUTED by the Company as a deed and delivered on [                    ] 2004.

EXECUTED as a deed by	)
WOLSELEY PLC	)
acting by a director and its secretary

Director

Secretary

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THE WOLSELEY PLC 2002 LONG TERM INCENTIVE SCHEME

SCHEDULE 1

PERFORMANCE CONDITION USING TOTAL SHAREHOLDER RETURN

The Award shall be subject to the following conditions.

Within 45 days of the end of the Performance Period applicable to the Award:

(a)	the TSR shall be calculated over the Performance Period;

(b)	the CSR of each Comparator Company shall be calculated;

(c)	the TSR shall be ranked within the List so as to determine where within the List TSR falls;

(d)	if the TSR, when so ranked against the CSR, falls:

(i) in the first decile, the Performance Percentage shall be 100%;

(ii) at the fiftieth percentile, the Performance Percentage shall be 25%;

(iii) below the fiftieth percentile, the Performance Percentage shall be zero; and

(e)	in between these points, the Performance Percentage shall be calculated on a straight line basis.

The following expressions apply for the purposes of determining whether the above condition is satisfied.

Comparator Company	Each of the companies listed at the end of this document, less any listed that are not quoted on the London Stock Exchange at the end of the Performance Period;

CSR	The total shareholder return of each Comparator Company calculated over the Performance Period in the manner specified in Schedule 2;

List	a list of the CSR ranked in descending order such that the Comparator Company with the greatest CSR is ranked first in such list and the Comparator Company with the lowest CSR is ranked last in such list;

TSR	the total shareholder return of Wolseley plc calculated over the Performance Period, in the manner specified in Schedule 2.

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3I GROUP	IMPERIAL CHEMICAL INDUSTRIES
ALLIED DOMECQ	IMPERIAL TOBACCO GROUP
AMVESCAP	INVENSYS
ANGLO AMERICAN	JOHNSON MATTHEY
ASSOCIATED BRITISH FOODS	KINGFISHER
ASTRAZENECA	LAND SECURITIES
BAA	MARKS & SPENCER
BAE SYSTEMS	MORRISON(WM.)SUPERMARKETS
BILLITON	NEXT
BOC GROUP	NYCOMED AMERSHAM
BOOTS CO	P&O PRINCESS CRUISES
BP	PEARSON
BRAMBLES INDUSTRIES	RECKITT BENCKISER
BRITISH AIRWAYS	REED ELSEVIER
BRITISH AMERICAN TOBACCO	RENTOKIL INITIAL
BRITISH LAND	RIO TINTO
BRITISH SKY BROADCASTING	RMC GROUP
BUNZL	ROLLS-ROYCE
CADBURY SCHWEPPES	SABMILLER
CANARY WHARF GROUP PLC	SAFEWAY
CELLTECH GROUP	SAINSBURY(J)
COMPASS GROUP	SCOTTISH & NEWCASTLE
CRH	SHELL TRANSPORT & TRADING CO
CORUS GROUP	SHIRE PHARMACEUTICALS GROUP
DAILY MAIL & GENERAL TRUST	SIX CONTINENTS
DIAGEO	SMITH & NEPHEW
DIXONS GROUP	SMITHS GROUP
EMI GROUP	TESCO
EXEL	TRAVIS PERKINS
GALLAHER GROUP	UNILEVER
GKN	UNITED BUSINESS MEDIA
GLAXOSMITHKLINE	WPP GROUP
GRANADA	XSTRATA
GREAT UNIVERSAL STORES
HANSON
HAYS
HILTON GROUP

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THE WOLSELEY PLC 2002 LONG TERM INCENTIVE SCHEME

SCHEDULE 2

CALCULATION OF TOTAL SHAREHOLDER RETURN

For the purposes of determining whether and to what extent the Performance Condition has been satisfied, this Schedule sets out the method of calculating TSR and CSR over the Performance Period. Unless otherwise expressly provided, all words defined in the Scheme, the Award Certificate and Schedule 1 shall bear the same meanings in this Schedule 2 and the following expressions shall have the following meanings respectively.

Datastream	the company known as Datastream International Limited whose registered office is situated at 58 – 64 City Road, London EC1Y 2AL.

Day	any working day upon which an RI is calculated.

RI	the Return Index in respect of the Company or a Comparator Company as the context may require but in the event of RI as so defined ceasing to be available in respect of a Comparator Company, that company shall thenceforth cease to be a Comparator Company unless the Committee determines at its discretion that a substitute measure for RI may be used.

Calculation of TSR and CSR

In respect of this Award:

TSR = (A divided by B) – 1

Where

A =	Z multiplied by the sum of (the RI in respect of the Day on which the Performance Period expires and the RI calculated in respect of each Day intervening between the day on which the Performance Period expires and the day three calendar months prior to the expiry of the Performance Period);

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Z =	the mathematical reciprocal of the number of Days intervening between the expiry of the Performance Period and the Day three calendar months prior to the expiry of the Performance Period including the Day on which the Performance Period expires; and

B =	Y multiplied by the sum of (the RI in respect of the Day on which the Performance Period commences and the RI calculated in respect of each Day intervening between the day on which the Performance Period commences and the day three calendar months prior to the commencement of the Performance Period);

Y =	the mathematical reciprocal of the number of Days intervening between the commencement of the Performance Period and the Day three calendar months prior to the commencement of the Performance Period including the Day on which the Performance Period commences.

Each RI referred to above shall be the RI in respect of the Company.

CSR of each Comparator Company is calculated using the formula for TSR as specified above save that any reference therein to RI shall be the RI calculated in respect of the Comparator Company concerned.

The Company may at its absolute discretion change or substitute an alternative formula for or otherwise alter any one or more of the formulae specified herein.

RI shall be calculated and provided by and shall continue to be calculated and provided by Datastream unless and until:

(a)	it becomes insolvent within the meaning of the Insolvency Act 1986;

(b)	it ceases to produce RI or ceases to produce RI which is in a form acceptable to the Company; or

(c)	the Company in its absolute discretion determines that it shall cease to obtain RI from Datastream.

In the event that any of paragraphs (a) to (c) above is applicable, the Company shall obtain subsequent RI or similar measure from any source which it in its absolute discretion deems appropriate and may make any consequential alterations as it in its absolute discretion deems appropriate to any previous calculations of TSR or otherwise.

For the avoidance of doubt, this Schedule 2 shall in all circumstances only apply to the Award granted under the Scheme evidenced by the Award Certificate to which this Schedule 2 is annexed.